UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

March 10, 2017

Saleen Automotive, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation)

333-176388 (Commission File Number)	45-2808694 (IRS Employer Identification No.)

2375 Wardlow Road

Corona, CA 92882

(Address of Principal Executive Offices and zip code)

(800) 888-8945

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 10, 2017, we entered into an amendment (the “Amendment”) to the Binding Letter of Intent (the “LOI”) that we entered into with SM Funding Group, Inc. (“SM Funding”) on October 21, 2015.

Under the Amendment, SM Funding or its nominees will initially purchase $285,000 of our Series A Preferred Stock (“Series A Stock”), which will convert into our Common Stock at a price of $0.0003 per share on the terms set forth in the Certificate of Designation designating the Series A Stock. Pursuant to the Amendment, SM Funding has also agreed to purchase or cause other parties to purchase an additional $1.5 million of Series A Stock. SM Funding previously advanced us approximately $2.5 million under a 12% Senior Secured Convertible Note.

The Amendment also provides the following additional terms, among others:

●	We have agreed to use our best efforts to (i) increase our authorized shares of Common Stock to enable us to issue additional shares of Common Stock constituting 60% of our fully-diluted outstanding shares of common stock currently outstanding, and (ii) effect a reverse stock split of our Common Stock.

●	SM Funding and other holders of our convertible indebtedness have each agreed to exchange at least $600,000 of such indebtedness for shares of Series A Stock promptly following the execution of the Amendment, and thereafter to exchange not less than 80% of their indebtedness for Series A Stock following the recapitalization described above.

●	We have agreed to issue warrants to (i) an affiliate of SM Funding, to purchase 8% of our Common Stock on a fully-diluted basis, at any time prior to December 31, 2018, for a purchase price of $10,000, (ii) Steve Saleen, to purchase 5% of our Common Stock on a fully-diluted basis, at any time prior to December 31, 2018, for a purchase price of $10,000, and (iii) Joseph J. Bianco, to purchase 2.5% of our Common Stock on a fully-diluted basis, at any time prior to December 31, 2018, for a purchase price of $40,000.

●	We agreed to appoint Joseph J. Bianco to our Board of Directors.

The foregoing summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the text of the Amendment and form of Certificate of Designation for the Series A Stock, which have been filed as exhibits to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 15, 2017, we accepted the resignation of Joe Amato as a director of the Company.

On March 15, 2017, the Board appointed Joseph J. Bianco to serve as a director of the Company. As noted above, Mr. Bianco was appointed to the Board pursuant to the Amendment, under which we also agreed to issue him a warrant to purchase 2.5% of our Common Stock on a fully-diluted basis, as described above. Other than as set forth in preceding sentence, there are no arrangements or understandings with Mr. Bianco pursuant to which he was appointed as a director, or any related party transactions between the Company and Mr. Bianco that are subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Certificate of Designation of the Series A Preferred Stock of the Registrant.

10.1	Letter Agreement Amending Binding Letter of Intent, dated as of March 1, 2017 and entered into March 10, 2017, among the Registrant, SM Funding Group, Inc., W-Net Fund I, LP and Steve Saleen

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALEEN AUTOMOTIVE, INC.

Date: March 20, 2017	By:	/s/ Steve Saleen
Steve Saleen
Chief Executive Officer